Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Janux Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, Janux Therapeutics, Inc. 2021 Equity Incentive Plan	Other	2,953,230 shares(2)	$32.55(3)	$96,127,636.50(3)	0.0001531	$14,717.14
Equity	Common Stock, par value $0.001 per share, Janux Therapeutics, Inc. 2021 Employee Stock Purchase Plan	Other	590,646 shares(4)	$27.67(5)	$16,343,174.82(5)	0.0001531	$2,502.14
Total Offering Amounts					$112,470,811.32		$17,219.28
Total Fee Offsets							—
Net Fee Due							$17,219.28

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) that become issuable under the Janux Therapeutics, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and the Janux Therapeutics, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction.
(2)
Represents shares of Common Stock reserved for future grant under the 2021 Plan as a result of the automatic increase in shares reserved thereunder on January 1, 2025 pursuant to the terms of the 2021 Plan. The 2021 Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2021 Plan on January 1st of each calendar year, from January 1, 2022 through January 1, 2031. The number of shares added each year will be equal to: (a) 5% of the total number of shares of capital stock of the Registrant outstanding on December 31st of the preceding calendar year; or (b) a lesser number of shares of Common Stock as the Registrant’s board of directors (the “Board”) may designate no later than December 31st of the immediately preceding year.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h). The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Global Market on February 25, 2025, a date within five business days prior to the filing of this Registration Statement.
(4)
Represents additional shares of the Registrant’s Common Stock reserved for issuance under the 2021 ESPP as a result of the automatic increase in shares reserved thereunder on January 1, 2025 pursuant to the terms of the 2021 ESPP. The 2021 ESPP provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2021 ESPP on January 1st of each calendar year, from January 1, 2022 through January 1, 2031. The number of shares of Common Stock added each year will be equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year; (b) 932,000 shares; or (c) such lesser number of shares of Common Stock as the Board may designate prior to the applicable January 1st.
(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h). The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Global Market on February 25, 2025, a date within five business days prior to the filing of this Registration Statement, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.